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                                                                    EXHIBIT 10.7

December 29, 1995



Mr. Daniel W. McGlaughlin
3430 Tuxedo Road
Atlanta, GA 30305

Dear Dan:

In connection with your recent election as Chief Executive Officer of Equifax Inc. (the "Company"), effective January 1, 1996, you have requested that your employment agreement, dated June 22, 1989, as amended July 1, 1991, be further amended to provide for certain enhanced retirement benefits. I am pleased to inform you that the Management Compensation Committee of the Board of Directors has approved the amendment of your employment agreement as reflected below, at its meeting on December 15, 1995. This letter also summarizes the protection which exists in the event there is a change in control of the Company and your death benefits pursuant to the basic life insurance plan, the Equifax Inc. U.S. Retirement Income Plan (Retirement Plan) and your employment agreement.

In consideration of your continuing employment with the Company and under the terms of our prior agreement, as amended, this letter shall serve to further amend Paragraphs 5.1 and 5.2 and to add Paragraphs 5.3 and 5.4 to that agreement so that said paragraphs read as follows:


5.1 Retirement Benefits.   Should you retire at age 59 or thereafter, your
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annual retirement benefit will be paid according to the terms and conditions of the Supplemental Executive Retirement Plan (SERP) (although you are not currently a participant in the SERP, and the benefits provided by this agreement are in lieu of such participation) and the Retirement Plan, except that the benefits payable under the Retirement Plan shall be supplemented to the extent necessary to provide aggregate annual payments according to the following schedule:


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
                                     Annual Retirement Benefit
                                     (including benefits payable
     Age at Retirement               under the Retirement Plan)
     ------------------              --------------------------
             59                      30% of Final Average Earnings

             61                      40% of Final Average Earnings

             62                      50% of Final Average Earnings

             63                      60% of Final Average Earnings

             64                      60% of Final Average Earnings

             65                      60% of Final Average Earnings


For the purposes of this agreement, Final Average Earnings shall have the expanded definition contained in the SERP as it exists on the date of this amendment.

5.2  Disability.  Should you incur a disability within the meaning of the
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Company's long-term disability plan (whether or not you are covered by said plan), while you are still actively employed by the Company, you will be entitled to receive retirement benefits, according to Section 5.1 above reduced by the amount of benefits available to you under the Retirement Plan at that date, whether or not you actually elect to receive benefits under the Retirement Plan.

5.3. Change in Control.  In the event of a change in control of the Company, [as
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defined in the Change in Control Agreement, dated August 1, 1989, between you and the Company ("Change in Control Agreement")], if you would be entitled to a benefit under Paragraph 5 (iii) (c) of said agreement, you shall be entitled to retirement benefits as of the date of said event, equivalent to 60% of Final Average Earnings as defined in paragraph 5.1 above (regardless of your age at that time), plus the net benefit, if any, payable under the Change in Control Agreement Paragraph 5 (iii) (c).

5.4  Death Benefits.  In the event of your death during employment, a death
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benefit will be paid according to the terms and conditions contained in the
Retirement Plan, taking into consideration the enhanced retirement benefits described in 5.1 above. The total benefit calculated in this manner will be paid from two sources: the Retirement Plan and the additional amount from the Company through the trust established for the payments of non- qualified benefits to executives. In addition, you are eligible for a death benefit under the basic life insurance plan which is a function of base compensation and years of service.
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Except as specifically modified hereby, the terms of your agreements with the
Company dated June 22, 1989, August 1, 1989 and July 1, 1991 remain in full force and effect.

Please indicate your concurrence with the foregoing by signing in the space provided below.

Sincerely,



C. B. Rogers, Jr.
Chairman and Chief Executive Officer


Agreed to this ______ day of _________ ,1996.



__________________________________________
            D. W. McGlaughlin